EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160




               SILGAN HOLDINGS ANNOUNCES RECORD EARNINGS FOR 2005;
                COMPLETES $300 MILLION DEBT REDUCTION INITIATIVE
                                AHEAD OF SCHEDULE


STAMFORD, CT, February 1, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported full year 2005 net income of $87.6 million, or $2.33 per diluted share, as compared to full year 2004 net income of $84.2 million, or $2.26 per diluted share. Results for 2005 include a non-cash, pre-tax charge of $11.2 million, or $0.18 per diluted share net of tax, for the loss on early extinguishment of debt as compared to $1.6 million, or $0.03 per diluted share net of tax, in 2004.

The Company also announced that it exceeded the high end of its three-year debt reduction target one full year ahead of schedule. Strong cash flows from operations enabled the Company to pay down $141 million of debt during 2005, amounting to a cumulative two-year debt reduction total of $302 million. As a result, the Company had outstanding debt at the end of 2005 of $700.4 million.

"As reflected in our financial performance, 2005 was another successful year for Silgan," said Greg Horrigan, Co-Chairman and Co-CEO. "The strength of our management teams was once

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SILGAN HOLDINGS
February 1, 2006
Page 2


again highlighted, as we successfully navigated through a volatile raw material and energy cost environment and a difficult hurricane season which created challenges in resin supply late in the year," continued Mr. Horrigan. "On the quality of our operational performance, we achieved our three-year goal of $300 million debt reduction in just two years and demonstrated the strong cash flow generation of our franchises," concluded Mr. Horrigan.

Highlights of the Company's  performance in 2005 include:

       o Record sales of $2.5 billion and record income from operations and earnings per diluted share.

       o Paying down $141 million of debt, thereby achieving three-year debt reduction goal of $300 million in two years.

       o Refinancing the bank credit facility, taking advantage of attractive credit markets and positioning the Company for growth.

       o Successfully managing a difficult raw material and energy cost environment.


Full Year

Net sales for the full year 2005 were a record $2.5 billion, an increase of $75.1 million, or 3.1 percent, as compared to $2.4 billion in 2004. This increase was largely the result of higher average selling prices in both the metal food and plastic container businesses, principally due to price increases in response to higher raw material costs and growth in unit volumes in the closures product line, partially offset by volume declines in the metal food can and plastic container businesses.

Income from operations for 2005 was $209.0 million, an increase of $9.4 million as compared to $199.6 million for 2004, and operating margin increased to 8.4% from 8.2% for the same periods. The favorable year-over-year comparisons of income from operations and operating margin benefited from productivity improvements as well as continued benefits from rationalization and integration of manufacturing facilities. Selling, general and administrative costs increased in 2005 as compared to 2004 due in part to a pre-tax benefit in 2004 of $3.0

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SILGAN HOLDINGS
February 1, 2006
Page 3


million resulting from a litigation settlement reached with an equipment supplier and additional tax and audit professional fees in 2005 included in corporate expense.

Interest and other debt expense before loss on early extinguishment of debt for the full year 2005 was $49.4 million, a decrease of $6.2 million as compared to 2004. This decrease was primarily due to lower average borrowings as a result of the Company's debt reduction initiative and lower interest rate spreads from the June 2005 bank debt refinancing, partially offset by a higher average cost of borrowings resulting from rising interest rates. In addition, the Company incurred a pre-tax charge of $11.2 million to write off unamortized debt issuance costs resulting from the June 2005 bank debt refinancing and the pre-payment of debt in the fourth quarter of 2005. The Company also incurred a pre-tax charge of $1.6 million for the write off of unamortized debt issuance costs in 2004 as a result of the debt reduction initiative.

The Company's effective tax rate for 2005 was 41.0% as compared to 40.9% in 2004. The 2005 effective tax rate was impacted by net adjustments to certain valuation allowances and other tax provisions as a result of the resolution of certain state and foreign tax matters, benefits of the manufacturing credit afforded under the American Jobs Creation Act as well as the benefits of a tax initiative completed during the second quarter, offset by a tax charge for the repatriation of $64.0 million of cash from the Canadian operations under the American Jobs Creation Act.

Metal Food Containers

Net sales of the metal food container business were $1.89 billion in 2005, an increase of $43.4 million, or 2.4 percent, over 2004. This increase resulted primarily from higher average selling prices due to price increases in response to higher raw material and other inflationary costs and improved unit volumes in the closures product line, partially offset by lower food can volumes.

Income from operations of the metal food container business in 2005 was $178.7 million, an increase of $24.0 million as compared to $154.7 million in 2004, and operating margin increased to 9.5% from 8.4% over the same periods. This increase was principally due to the positive performance in the closures product line as a result of higher unit volumes, continued benefits from rationalization and integration activities and the combination of productivity benefits from

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SILGAN HOLDINGS
February 1, 2006
Page 4


higher capital spending over the last several years as well as price increases in response to inflationary pressures. These benefits were partially offset by increases in other manufacturing costs, particularly energy costs, and lower unit volumes in the food can business.

Plastic Containers

Net sales of the plastic container business were $610.1 million in 2005, an increase of $31.7 million, or 5.5 percent, as compared to $578.4 million in 2004. This increase was principally a result of higher average selling prices due to price increases in response to higher resin costs, partially offset by lower unit volumes.

Income from operations of the plastic container business for 2005 as compared to 2004 decreased $11.3 million to $40.8 million, and operating margin decreased to 6.7% from 9.0% over the same periods. Income from operations and operating margin decreased primarily as a result of lower unit volumes, increased energy costs and higher employee benefit costs.

Fourth Quarter

The Company reported net income for the fourth quarter of 2005 of $14.0 million, or $0.37 per diluted share, as compared to net income for the fourth quarter of 2004 of $16.4 million, or $0.44 per diluted share.

Net sales for the fourth quarter of 2005 increased $20.8 million, or 3.7 percent, to $586.8 million as compared to $566.0 million in the fourth quarter of 2004. This increase was principally the result of higher average selling prices in both the metal food and plastic container businesses due to price increases in response to higher raw material costs.

Income from operations for the fourth quarter of 2005 was $39.8 million, a decrease of $3.9 million over the same period in 2004. This decrease was primarily the result of the post-Hurricane Katrina escalation in resin costs which were not fully recovered during the quarter, lower unit volumes in the plastic container business and increases in other manufacturing costs, including energy costs, as well as lower food can volumes.

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SILGAN HOLDINGS
February 1, 2006
Page 5


Interest and other debt expense for the fourth quarter of 2005 was $11.0 million, a decrease of $2.3 million as compared to the fourth quarter of 2004. This decrease resulted primarily from lower average borrowings as a result of the debt reduction initiative and the write off in the fourth quarter of 2004 of $1.6 million of unamortized debt issuance costs resulting from the debt reduction initiative.


The effective tax rate for the fourth quarter of 2005 was 51.4% as compared to 46.0% for the same period in 2004. The increase in the effective tax rate was principally due to a tax charge for the repatriation of $64.0 million of cash from the Canadian operations under the American Jobs Creation Act and adjustments to certain valuation allowances and other tax provisions related to certain state and foreign tax matters.


Dividend

On December 15, 2005, the Company paid a quarterly cash dividend of $0.10 per share to holders of record of common stock of the Company on December 1, 2005. This dividend payment aggregated $3.7 million.

Stock Split

On September 15, 2005, the Company affected a two-for-one stock split of its common stock in the form of a stock dividend. Per share amounts have been restated to reflect this split for all prior periods presented.

Outlook for 2006

The Company currently estimates that its net income per diluted share for 2006 will be in the range of $2.55 to $2.65. The impact for stock option expense recognized as a result of the adoption of the new stock-based compensation accounting requirements is estimated to be $0.01 per diluted share. This earnings estimate does not include costs associated with rationalization activities, which could arise during the year. The Company anticipates higher net sales in both the metal food and plastic container businesses in 2006 as compared to 2005, primarily as a result of price increases to pass through inflation in raw material and other costs.

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SILGAN HOLDINGS
February 1, 2006
Page 6


Net sales in the metal food container business are expected to increase in 2006 as compared to 2005 primarily as a result of price increases in response to higher raw material and other inflationary costs. However, modest volume declines are expected in food cans, while higher unit volumes are anticipated in the closures product line. The net impact of price increases in response to higher raw material and other inflationary costs, productivity initiatives and other benefits derived from capital investments and inflation in manufacturing costs are expected to result in a modest improvement to operating income. In the plastic container business, net sales are expected to increase slightly as a result of price increases in response to increased resin costs. Productivity enhancements are expected to be offset by manufacturing cost inflation.

The Company also expects interest expense to be flat in 2006 as compared to 2005, as lower average borrowings outstanding resulting from the debt reduction initiative are largely offset by anticipated higher market interest rates.

In addition, the Company currently estimates that it will generate approximately $150 million of cash in 2006 that may be used to fund acquisitions or for other purposes such as further debt reduction, share repurchases or dividends to shareholders.

The Company is providing an earnings estimate for the first quarter of 2006 in the range of $0.30 to $0.40 per diluted share, as compared to $0.34 per diluted share in the first quarter of 2005.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2005 at 11:00 a.m. eastern time on February 2, 2006. The toll free number for domestic callers is (877) 502-9276, and the number for international callers is (913) 981-5591. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on February 14, 2006. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 6611848.

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SILGAN HOLDINGS
February 1, 2006
Page 7


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2004 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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
                                             SILGAN HOLDINGS INC.
                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                  For the quarter and year ended December 31,
                                (Dollars in millions, except per share amounts)



                                                                    Fourth Quarter               Year Ended
                                                                    --------------               ----------
                                                                  2005         2004          2005           2004
                                                                  ----         ----          ----           ----

Net sales .................................................      $586.8       $566.0       $2,495.6       $2,420.5

Cost of goods sold ........................................       519.1        495.3        2,171.6        2,110.1
                                                                 ------       ------       --------       --------

   Gross profit ...........................................        67.7         70.7          324.0          310.4

Selling, general and administrative expenses ..............        28.1         26.2          114.7          108.7

Rationalization (credits) charges .........................        (0.2)         0.8            0.3            2.1
                                                                 ------       ------       --------       --------

   Income from operations .................................        39.8         43.7          209.0          199.6

Interest and other debt expense before loss
   on early extinguishment of debt ........................        10.8         11.7           49.4           55.6

Loss on early extinguishment of debt ......................         0.2          1.6           11.2            1.6
                                                                 ------       ------       --------       --------

   Interest and other debt expense ........................        11.0         13.3           60.6           57.2
                                                                 ------       ------       --------       --------

   Income before income taxes .............................        28.8         30.4          148.4          142.4

Provision for income taxes ................................        14.8         14.0           60.8           58.2
                                                                 ------       ------       --------       --------

   Net income .............................................      $ 14.0       $ 16.4       $   87.6       $   84.2
                                                                 ======       ======       ========       ========

Earnings per share: (1)
   Basic net income per share .............................       $0.38        $0.44          $2.36          $2.29
   Diluted net income per share ...........................       $0.37        $0.44          $2.33          $2.26


Cash dividends per common share (1)........................       $0.10        $0.08          $0.40          $0.23


Weighted average shares (000's): (1)
   Basic ..................................................      37,237       36,847         37,104         36,747
   Diluted ................................................      37,617       37,325         37,585         37,224


     (1) Per share and share amounts have been restated for the two-for-one split that occurred on September 15, 2005.



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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                   For the quarter and year ended December 31,
                              (Dollars in millions)


                                        Fourth Quarter          Year Ended
                                        --------------          ----------
                                        2005      2004       2005        2004
                                        ----      ----       ----        ----

Net sales:
     Metal food containers .........   $437.8    $419.4    $1,885.5    $1,842.1
     Plastic containers ............    149.0     146.6       610.1       578.4
                                       ------    ------    --------    --------
         Consolidated ..............   $586.8    $566.0    $2,495.6    $2,420.5
                                       ======    ======    ========    ========

Income from operations:
     Metal food containers (a) .....   $ 31.4    $ 31.2    $  178.7    $  154.7
     Plastic containers (b) ........     11.3      14.3        40.8        52.1
     Corporate .....................     (2.9)     (1.8)      (10.5)       (7.2)
                                       ------    ------    --------    --------
         Consolidated ..............   $ 39.8    $ 43.7    $  209.0    $  199.6
                                       ======    ======    ========    ========



                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  December 31,
                              (Dollars in millions)

                                                              2005        2004
                                                              ----        ----
Assets:
    Cash and cash equivalents .........................    $   20.5    $   35.4
    Other current assets ..............................       500.0       520.5
    Property, plant and equipment, net ................       758.1       792.9
    Other assets, net .................................       252.0       248.4
                                                           --------    --------
        Total assets ..................................    $1,530.6    $1,597.2
                                                           ========    ========

Liabilities and stockholders' equity:
    Current liabilities, excluding debt ...............    $  319.3    $  322.6
    Current and long-term debt ........................       700.4       841.7
    Other liabilities .................................       237.5       225.5
    Stockholders' equity ..............................       273.4       207.4
                                                           --------    --------
        Total liabilities and stockholders' equity ....    $1,530.6    $1,597.2
                                                           ========    ========


(a) Includes rationalization charges of $0.8 million for the fourth quarter of 2004 and $1.8 million for the year ended 2004.

(b) Includes a rationalization credit of $0.2 million for the fourth quarter of 2005 and rationalization charges of $0.3 million for each of the years ended 2005 and 2004.